Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) to be filed on or about March 31, 2015 and related Prospectus of Celladon Corporation for the registration of 7,000,000 shares of its common stock, and to the incorporation by reference therein of our report dated March 31, 2015, with respect to the consolidated financial statements of Celladon Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

March 31, 2015